PRESS RELEASE
For Immediate Release


SENTO ANNOUNCES AGREEMENT TO ACQUIRE NATIONWIDE TECHNICAL TRAINING ORGANIZATION


OREM, Utah, November 20, 1997   Sento Technical Innovations Corporation (NASDAQ
Symbol: SNTO) today announced an agreement to acquire Astron Incorporated., a privately-held company. Astron is a recognized provider of computer training and education courses delivered nationwide to such organizations as Intel, American Airlines, IBM, AT&T, U.S. Navy, Microsoft, and General Motors. Astron's certification training courses include Microsoft MCSE (Microsoft Certified System Engineer) for Windows NT, Novell CNE (Certified Novell Engineer), and Citrix CWA (Certified WinFrame Administrator). Astron is headquartered in Orem, Utah.

According to the terms of the Acquisition Agreement signed November 19, 1997, Sento has agreed to acquire all of the capital stock of Astron in exchange for the issuance of 400,000 shares of Sento common stock to Mr. Jay Barth, the sole shareholder, founder, and President of Astron. Subject to customary closing conditions, including a financial audit, to be completed on or before January 2, 1998, Sento will combine Astron's operations with Spire Technologies, Inc., a wholly-owned subsidiary of Sento Technical Innovations Corporation. Mr. Jay Barth will serve as the Vice President of Spire's new Astron Training and Education Services division.

"This acquisition is extremely beneficial to our current growth strategy," said Gary Godfrey, President and CEO of Sento Technical Innovations. "Sento is a respected service and consulting center for the Windows NT and UNIX marketplace. The addition of Astron's skill and national reputation as a premiere training and education provider strongly complements our other consultation and customer service offerings, including Microsoft Windows NT migration, help desk, systems integration, and network and financial systems consulting."

Jay Barth, President of Astron Incorporated, said, "This acquisition brings Sento's offerings to our clientele, allowing us to provide a much more robust and comprehensive array of services and support. At the same time, we can now provide critical training and education services to Sento's growing base of customers migrating into Windows NT and other networked environments from their existing legacy systems."

Founded in 1992, privately held Astron Incorporated provides some of the most sought after Microsoft, Novell, and Citrix network training services in the nation. Utilizing such benefits as open enrollment and portable networks for hands-on training, Astron's customized courses provide weekly training for organizations and individuals in cities from coast to coast. Astron courses include CNE, MCSE, and CWA certification preparation courses, and Microsoft Windows NT, Windows 95, and Exchange Overview implementation and support training courses.

Sento Technical Innovations Corporation provides a wide range of technical services and products for organizations of all sizes using Windows NT , UNIX,
and OpenVMS client-server computing environments.   These services include
Network Consulting, Systems Integration, Training and Education, Help Desk Services, and Financial Systems Consulting. Sento also sells and distributes leading Inter/intranet, systems security, PC network management, systems configuration, help desk, and office automation software solutions.

Sento conducts its business through wholly-owned subsidiaries, including: Spire Technologies, Inc., DewPoint Distributed Solutions, Inc., and Australian Software Innovations, Pty., Ltd. For more information visit Sento's home page at www.sento.com.


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PRESS CONTACTS:

Sento Technical Innovations Corporation
311 North State Street
Orem, UT 84057
(801) 226-6222

Kathy Allred
Investor Relations Coordinator